EXHIBIT 32.1
CERTIFICATION

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, each of the undersigned hereby certifies in his or her capacity as an officer of Centrue Financial Corporation (the "Company") that the Annual Report of the Company on Form 10-K for the year ended December 31, 2016 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

/s/ Kurt R. Stevenson
Name:	Kurt R. Stevenson
Title:	President and Chief Executive Officer (Principal Executive Officer)
Date:	March 2, 2017

/s/ Daniel R. Kadolph
Name:	Daniel R. Kadolph
Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Date:	March 2, 2017